May 26, 2020

Via Electronic Mail

Generex Biotechnology Corporation

10102 USA Today Way

Miramar, FL 33025

Attention: Joseph Moscato, Chairman & CEO

Re: Retainer for Legal Representation

Dear Mr. Moscato:

Reference is made to our letters dated December 5, 2019 (the “December 2019 Retainer”), pursuant to which you engaged Carmel, Milazzo & Feil LLP (the “Firm”) to represent your subsidiary, NuGenerex Immuno-Oncology, Inc, in connection with, among other things, the preparation and filing of an S-1 Registration Statement (the “NuGenerex S-1 Registration Statement”) and March 18, 2020 (the “March 2020 Retainer” and together with the December 2019 Retainer, the “Retainers”), pursuant to which you engaged us to represent you in connection with, among other things, the preparation and filing of a registration statement on Form S-1 (the “Generex S-1 Registration Statement”). This letter consolidates, revises and supersedes the terms of our engagement under the Retainers and provides for the payment of our fees for legal work we have already performed under the Retainers and for legal work to be performed under this letter.

This letter sets forth our understanding whereby Generex Biotechnology Corporation (“Generex” or the “Company” or “you”) has engaged Carmel, Milazzo & Feil LLP (the “Firm”) to represent (i) the Company in connection with (a) the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-1 (the “Generex S-1 Registration Statement”) for the registration of preferred stock and warrants; (b) the preparation of transaction documents and the legal work required to authorize preferred stock (the “Financing”); and (c) the preparation and filing of an application to quote its securities on a national exchange (all of the matters described in clause (i), the “Generex Matters”) and (ii) NuGenerex Immuno-Oncology, Inc., a subsidiary of the Company (“NGIO”) , in connection with (a) the preparation and filing of a registration statement on Form 10 (the “Form 10 Registration Statement”) for the registration of its common stock under Section 12(g) of the Securities Act of 1933; (b) the preparation and filing with the SEC of a registration statement on Form S-1 (the “NGIO S-1 Registration Statement”) for the registration of common stock; and (c) the preparation and filing of an application to quote its securities on a national exchange (all of the matters described in clause (ii), the “NGIO Matters” and together with the Generex Matters, the “Matters”).

We will accept payment for the legal services previously performed under the Retainers for a flat fee of 120,000 shares of the Company’s common stock (the “Shares”) with piggyback registration rights for all of the Shares in any registration statement filed by the Company that is declared effective after the date hereof and $50,000 in cash. With respect to our fees for work that has not yet been performed on the Generex Matters, we will bill you at our hourly rates for all work performed after the filing of the Generex S-1 Registration Statement. With respect to our fees for work that has not yet been performed on the NGIO Matters, we will bill you at our hourly rates for all work performed after the filing of Amendment No. 1 to the Form 10 Registration Statement. The fees shall be payable as follows: (a) As payment for work previously performed by the Firm under the Retainers, the Company shall (i) issue the Shares to the Firm upon the execution of this letter or as soon as practicable thereafter and (ii) pay the Firm $50,000 in cash upon the earlier of (x) the closing of the Company’s or NGIO’s next financing, whichever is first and without regard to what firm represents the Company or NGIO in such financing or (y) six months from the date of this letter and (b) As payment for legal work on the Matters which has not yet been performed, (i) at the closing of the financing related to the NGIO S-1 Registration Statement, a cash amount equal to any unpaid hours billed at our hourly rates relating to all NGIO Matters that occurred after the filing of Amendment No.1 to the Form 10 Registration Statement and all Generex Matters that occurred after the initial filing of the Generex S-1 Registration Statement and (ii) at the closing of the financing related to the Generex S-1 Registration Statement, a cash amount equal to any unpaid hours billed at our hourly rates relating to all NGIO Matters that occurred after the filing of Amendment No.1 to the Form 10 Registration Statement and all Generex Matters that occurred after the initial filing of the Generex S-1 Registration Statement. We reserve the right to increase such estimated fee cap should we encounter any unexpected complications, delays or hurdles or should the scope of our representation be increased. Such additional fees will be discussed with the Company before they are incurred.

At your request, we may also undertake to represent the Company with respect to other ongoing and new matters ("New Matters"), including financings, acquisitions or general corporate matters. We will discuss such New Matters with you before work is commenced by us. Such New Matters will be billed to you at either our hourly rate or at a fixed project rate or monthly rate to be agreed to in advance of such work being performed.

For any New Matters which are billed on the basis of hourly fees, we shall keep records of the time we expend on your case and will bill you for this time on a monthly basis. The Company will receive a monthly statement, detailing the services performed. We assign hourly rates for each member of our legal staff based upon years of experience, specialization and level of professional attainment. The rates per hour of those persons who are expected to work on your matters are $175.00 per hour for paralegals, $400.00 to $500.00 per hour for associates and $500.00 to $600.00 for partners. All charges will be made in units of one-tenth (1/10) of an hour, with a minimum charge of one-tenth of an hour and will be applied to every activity performed on the Company’s behalf.

We will consult with the Company on all major decisions and will attempt to keep the Company fully informed of the status of the preparation of documents, if any, as well as our recommended strategies. The Company should feel free to call at any time with any questions or wish to discuss any aspect of the Matter.

The fees set forth above do not include out-of-pocket and incidental costs and expenses such, filing fees, travel, computer research fees, messenger charges, court costs and the like. The Company agrees to pay all expenses advanced by the firm on a monthly basis and to provide expenses in advance to the extent requested by the Firm.

In order to avoid potential restrictions on the Firm’s representation of clientele, we routinely request from clients a waiver, in advance, that the Firm will not be disqualified from representing interests that may become adverse to the Company with regard to matters that are not substantially related to the matter for which we have been engaged by the Company. This waiver is not intended to and does not permit the Firm to represent any interests that may be directly adverse to the Company that involve matters substantially related to the services for which the Company retained the Firm. Such waiver does not result in any waiver of the protections that are afforded to the Company with regard to attorney-client communications with the Firm. Such communications will remain confidential and will not be disclosed to any third party without consent. Accordingly, you agree that you will not object to the Firm’s representation of other clients on the basis of your retention of the Firm, unless such other representation would involve the Firm representing an interest that is directly adverse to you or a matter substantially related to the Matter, subject to the exception as noted above.

The nature of the Firm’s practice is such that the Firm may from time to time represent one client in a matter while also representing that client’s adversary in another unrelated matter. Such concurrent representation is undertaken only if it is the Firm’s professional judgment that the Firm can engage in such representations in an impartial manner and without any adverse effect in the respective representations of either client. Accordingly, you agree that you do not consider any such concurrent representation in unrelated matters to be inappropriate and consents to any such present or future concurrent representations. In certain circumstances, such as where a company’s founders or officers are not individually represented by counsel, we may also ask for informed consents and waivers by such persons of the opportunity to engage separate counsel on their behalf. In such cases, we encourage the founders and officers to discuss such consents and waiver with counsel of their choice, as is their right, including the authorized Company officer who executes this engagement letter for Company.

This Agreement shall be governed by the laws of the State of New York and venue for any controversy or claim arising out of or relating to this Agreement shall be in New York County, New York. In the event that a controversy or claim arises out of or relates to this Agreement, then it is agreed understood that same shall be determined in accordance with the laws of the State of New York and by a court of competent jurisdiction in the County of New York. If there is a fee dispute, you may be entitled to have the dispute resolved through arbitration, pursuant to Part 137 of the Rules of the Chief Administrator of the Courts of the State of New York.

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You acknowledge receipt of the Statement of Client’s Rights and the Statement of Client’s Responsibilities, which we have reviewed with you. In addition, the individual(s) signing this Agreement on behalf of the Company personally guarantees payment of all fees and costs to the Firm.

If this arrangement meets with your approval, please sign the enclosed copy of this letter and return it to us. Naturally, if you have any questions, please feel free to contact us at any time.

Very truly yours,

CARMEL, MILAZZO & FEIL LLP

/s/ Jeffrey Wofford

Agreed and Accepted this

26th day of May 2020

GENEREX BIOTECHNOLGY CORPORATION

By: /s/ Joseph Moscato

Joseph Moscato

Chief Executive Officer

Wiring Instructions:

Signature Bank

565 Fifth Avenue

New York, New York 10017

Routing #: 026013576

Account #: 1502765147

Account Title: Carmel, Milazzo & Feil LLP

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Statement of Client’s Responsibilities

1. The client is expected to treat the lawyer and the lawyer’s staff with courtesy and consideration.

2. The client’s relationship with the lawyer should be one of complete candor and the client should apprise the lawyer of all facts or circumstances of the matter being handled by the lawyer even if the client believes that those facts may be detrimental to the client’s cause or unflattering to the client.

3. The client must honor the fee arrangement as agreed to with the lawyer to the extent required by law.

4. All bills tendered to the client for services rendered pursuant to the agreed upon arrangement regarding fees and expenses should be paid when due.

5. A client who discharges the attorney and terminates the attorney-client relationship must nevertheless honor financial commitments under the agreed to arrangement regarding fees and expenses to the extent required by law.

6. Although the client should expect that his or her letters, telephone calls, emails, faxes,

and other communications to the lawyer will be answered within a reasonable time, the client should recognize that the lawyer has other clients who may be equally deserving of the lawyer’s time and attention.

7. The client should maintain contact with the lawyer, promptly notify the lawyer of any change in telephone number, address, email, or other electronic contact information, and respond promptly to a request by the lawyer for information and cooperation.

8. The client must realize that the lawyer is required to respect only legitimate objectives of the client and that the lawyer will not advocate or propose positions that are unprofessional or contrary to law or the New York Rules of Professional Conduct.

9. The lawyer may decline to accept a matter if the lawyer has previous personal or professional commitments that will prohibit the lawyer from devoting adequate time to representing the client competently and diligently.

10. A lawyer is under no obligation to accept a client if the lawyer determines that the cause of the client is without merit, a conflict of interest would exist or a suitable working relationship with the client is not likely.

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Statement of Client’s Rights

1. You are entitled to be treated with courtesy and consideration at all times by your lawyer and the other lawyers and non-lawyer personnel in your lawyer’s office.

2. You are entitled to have your attorney handle your legal matter competently and diligently, in accordance with the highest standards of the profession. If you are not satisfied with how your matter is being handled, you have the right to discharge your attorney and terminate the attorney-client relationship at any time. (Court approval may be required in some matters, and your attorney may have a claim against you for the value of services rendered to you up to the point of discharge.)

3. You are entitled to your lawyer's independent professional judgment and undivided loyalty uncompromised by conflicts of interest.

4. You are entitled to be charged reasonable fees and expenses and to have your lawyer explain before or within a reasonable time after commencement of the representation how the fees and expenses will be computed and the manner and frequency of billing. You are entitled to request and receive a written itemized bill from your attorney at reasonable intervals. You may refuse to enter into any arrangement for fees and expenses that you find unsatisfactory. In the event of a fee dispute, you may have the right to seek arbitration; your attorney will provide you with the necessary information regarding arbitration in the event of a fee dispute, or upon your request.

5. You are entitled to have your questions and concerns addressed promptly and to receive a prompt reply to your letters, telephone calls, emails, faxes, and other communications.

6. You are entitled to be kept reasonably informed as to the status of your matter and are entitled to have your attorney promptly comply with your reasonable requests for information, including your requests for copies of papers relevant to the matter. You are entitled to sufficient information to allow you to participate meaningfully in the development of your matter and make informed decisions regarding the representation.

7. You are entitled to have your legitimate objectives respected by your attorney. In particular, the decision of whether to settle your matter is yours and not your lawyer’s.

(Court approval of a settlement is required in some matters.)

8. You have the right to privacy in your communications with your lawyer and to have your confidential information preserved by your lawyer to the extent required by law.

9. You are entitled to have your attorney conduct himself or herself ethically in accordance with the New York Rules of Professional Conduct.

10. You may not be refused representation on the basis of race, creed, color, religion, sex,

sexual orientation, age, national origin or disability.

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